Ambassadors International, Inc. Announces First Quarter 2010 Results

Seattle, May 12, 2010 – Ambassadors International, Inc. (the “Company”) (Nasdaq: AMIE) announced today its financial results for the first quarter ended March 31, 2010.

Key Highlights
Total revenue from continuing operations for the three months ended March 31, 2010 was $12.6 million, compared to $16.1 million for the three months ended March 31, 2009.  The results were better than the Company’s forecast and budget for first quarter 2010, even though first quarter revenue was lower than in 2009. In first quarter 2010, Windstar Cruises experienced a capacity decrease of 3.9%. Windstar operated 14 days less than in first quarter 2009 due to the scheduled Wind Spirit dry dock and experienced a decrease in charter and incentive revenue due to global economic conditions over the last 12 months.

Cruise operating expenses were $11.7 million for the three months ended March 31, 2010 compared to $13.2 million for the three months ended March 31, 2009. The decrease in cruise operating expenses is primarily due to the reduction in materials and services and efficiencies gained following the transition of the ship management from a third party management company to in-house personnel in September of  2009.

Net loss for the three months ended March 31, 2010 was $5.8 million compared to $11.4 million for the three months ended March 31, 2009.

2010 Outlook
“Windstar experienced a strong wave season this year, with wave season booking volume from January through March 2010 significantly ahead of last year,” said Art Rodney, Interim Chief Executive Officer, Ambassadors International, Inc. “It will still be a challenging year. We are still feeling the effect of the decrease in charter and incentive business in 2010.  However, we are experiencing positive improvement in per diems and load factors for the second half of the year.”

2011 Outlook
“For 2011, Windstar’s bookings for charter and incentive sailings have increased significantly in recent months when compared to the same timeframe a year ago,” said Rodney. “Also, we are very pleased with early bookings we have received for our new itineraries featuring the Baltic and the Holy Land.”

Ambassadors continues to execute on the plan announced in February 2009 to focus all capital and efforts on Windstar Cruises and the small ship luxury segment.  Ambassadors has been successful in restructuring a significant amount of the Company’s Convertible Notes in the fall 2009 Exchange Offer and obtaining a $15 million working capital credit facility to provide funding for operations over the next two years. In addition to reducing outstanding indebtedness and obtaining a credit facility, the Company has also been successful in restructuring the core business activities to allow the Company to dedicate liquidity resources to the operations and growth of Windstar Cruises.

Windstar Cruises continues to provide its loyal guests with the award-winning, yet casually elegant experience the line is known for. Windstar remains a strong, award-winning product and is currently implementing its next phase of its Degrees of Difference initiative featuring added amenities and enhancements to the fleet which will be completed in the summer of 2010.

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, May 12, 2010 at 1:15 p.m. Pacific Daylight Time. Interested parties may join the call by dialing (877) 842-7102, conference ID #: AMIE. The conference call may also by joined via the Internet at http://www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #:75200967 and follow the prompts. Post-call replay will be available two days following the completion of our call.

About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world’s most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.  In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to refinance our debt or to obtain additional financing at reasonable rates; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; competitive conditions in the industry in which we operate; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; and other economic factors and other considerations affecting the travel industry and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information
For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.

SOURCE Ambassadors International, Inc.

Tammy Smolkowski of Ambassadors International, Inc., +1-206-292-9606